ALLEGHENY ENERGY, INC.

ARTICLES SUPPLEMENTARY

        Allegheny Energy, Inc., a Maryland corporation, having its principal office in Washington County, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “MSDAT”) that:

        FIRST:  The Corporation previously elected to be subject to Sections 3-803 and 3-804 of the Maryland General Corporation Law (the “MGCL”) pursuant to Articles Supplementary filed by the Corporation with the MSDAT on July 20, 1999.

        SECOND: Pursuant to Sections 3-802(a)(2) and 3-802(b)(3) of the MGCL, the Corporation elects not to be subject to Sections 3-803 or 3-804 of the MGCL.

        THIRD:  The foregoing matters been approved by the Board of Directors of the Corporation by resolution in the manner and by the vote required by law. Stockholder approval is not required for the filing of these Articles Supplementary.

[Signatures on following page]

        IN WITNESS WHEREOF, Allegheny Energy, Inc. has caused these presents to be signed in its name and on its behalf by its Chief Executive Officer and witnessed by its Assistant Secretary on July 19, 2004.

WITNESS: BY: /S/ DANIEL M. DUNLAP Daniel M. Dunlap, Assistant Secretary	ALLEGHENY ENERGY, INC. BY: /S/ PAUL J. EVANSON Paul J. Evanson, Chief Executive Officer

        THE UNDERSIGNED, Chief Executive Officer of Allegheny Energy, Inc., who executed on behalf of the Corporation the foregoing Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ Paul J. Evanson —————————————— PAUL J. EVANSON Chief Executive Officer